Prospectus, March 1, 2002

Evergreen
Cash Management Money Market Funds

Evergreen Prime Cash Management Money Market Fund
Institutional Shares
The Securities and Exchange Commission has not determined that the information in this prospectus is accurate or complete, nor has it approved or disapproved these securities. Anyone who tells you otherwise is committing a crime.

TABLE OF CONTENTS

FUND RISK/RETURN SUMMARIES:

Overview of Fund Risks
Evergreen Prime Cash Management Money Market Fund

GENERAL INFORMATION:

The Fund's Investment Advisor
Calculating the Share Price
How to Choose an Evergreen Fund
How to Buy Shares
How to Redeem Shares
The Tax Consequences of Investing in the Fund
Fees and Expenses of the Fund

In general,

the Fund included in this prospectus seeks to provide investors with current income consistent with stability of principal and liquidity.

Fund Summaries Key

Each Fund's summary is organized around the following basic topics and questions:

INVESTMENT GOAL

What is the Fund's financial objective? You can find clarification on how the Fund seeks to achieve its objective by looking at the Fund's strategy and investment policies. The Fund's Board of Trustees can change the investment objective without a shareholder vote.

INVESTMENT STRATEGY

How does the Fund go about trying to meet its goals? What types of investments does it contain? What style of investing and investment philosophy does it follow? Does it have limits on the amount invested in any particular type of security?

RISK FACTORS

What are the specific risks for an investor in the Fund?

PERFORMANCE

How well has the Fund performed in the past year? The past five years? The past ten years?

EXPENSES

How much does it cost to invest in the Fund? What is the difference between sales charges and expenses?

Overview of Fund Risks

Prime Cash Management Money Market Fund

typically relies on a combination of the following strategies:

  maintaining $1.00 per share net asset value;
  investing in high-quality, short-term money market instruments, including U.S. government securities;
  investing in compliance with industry-standard requirements for money market funds for the quality, maturity and diversification of investments; and
  selling a portfolio investment: i) when the issuer's investment fundamentals begin to deteriorate; ii) to take advantage of more attractive yield opportunities; iii) when the investment no longer appears to meet the Fund's investment objective; iv) when the Fund must meet redemptions; or v) for other investment reasons which the portfolio manager deems necessary.

may be appropriate for investors who:

  are seeking a conservative investment which invests in relatively safe securities;
  are seeking a fund for short-term investment; and
  are seeking liquidity.
Following this overview, you will find information on the Fund's specific investment strategies and risks.

Risk Factors For All Mutual Funds

Please remember that an investment in a mutual fund is:

  not guaranteed to achieve its investment goal
  not a deposit with a bank
  not insured, endorsed or guaranteed by the FDIC or any government agency subject to investment risks, including possible loss of your original investment
Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Fund.

Following are some of the most important factors that may affect the value of your investment. Other factors may be described in the discussion following this overview:

Interest Rate Risk

When interest rates go up, the value of debt securities tends to fall. Since the Fund invests a significant portion of its portfolio in debt securities, if interest rates rise, then the value of your investment may decline. If interest rates go down, interest earned by the Fund on its debt investments may also decline, which could cause the Fund to reduce the dividends it pays. The longer the term of a debt security held by the Fund, the more the Fund is subject to interest rate risk.

Credit Risk

The value of a debt security is directly affected by the issuer's ability to repay principal and pay interest on time. If the Fund invests in debt securities, the value of your investment may decline if an issuer fails to pay an obligation on a timely basis. The Fund may also be subject to credit risk to the extent it engages in transactions, such as repurchase agreements, which involve a promise by a third party to honor an obligation to the Fund. Such third party may be unwilling or unable to honor its financial obligations.

Prime Cash Management Money Market Fund

FUND FACTS:

Goals:

  Current Income
  Stability of Principal
  Liquidity

  Principal Investments:

  Money Market Instruments

  Class of Shares Offered in this Prospectus:

  Institutional

  Investment Advisor:

  Evergreen Investment Management Company, LLC

  Dividend Payment Schedule:

  Monthly

  INVESTMENT GOAL

  The Fund seeks to provide current income consistent with stability of principal and liquidity.

  INVESTMENT STRATEGY

  The following supplements the investment strategies discussed in the ''Overview of Fund Risks'' on page 1.

  The Fund invests exclusively in money market instruments (high quality, short-term debt securities). Money market instruments include notes, bonds, debentures, commercial paper, interests in bank loans to companies, certificates of deposit and bankers' acceptances and repurchase agreements determined to present minimal credit risk. In addition, the Fund may invest in U.S. Treasury obligations. The portfolio manager focuses on the interest rate environment in determining which securities to purchase for the portfolio. Generally, in a rising rate environment, the Fund will invest in securities of shorter maturities. If interest rates are high, the Fund will generally invest in securities with longer maturities; however, the Fund will not acquire any security with a remaining maturity of greater than 397 days. Other factors the portfolio manager will consider in selecting portfolio securities include the shape of various yield curves and relative duration.

  RISK FACTORS

  Your investment in the Fund is subject to the risks discussed in the ''Overview of Fund Risks'' on page 1 under the headings:

    Interest Rate Risk
    Credit Risk
  If the Fund invests in bank certificates of deposit and bankers' acceptances payable in U.S. dollars and issued by foreign banks (including U.S. branches of foreign banks) or by foreign branches of U.S. banks it could be exposed to certain unique risks of foreign investing. For example, political turmoil and economic instability in the countries in which the Fund invests could adversely affect the value of and dividend yield and total return earned on your investment. Certain foreign countries have less developed and less regulated banking systems and accounting systems than the U.S.

  Please consult the Statement of Additional Information for more information regarding these and other investment practices used by the Fund, including risks.

  PERFORMANCE

  Since the Fund had not commenced operations as of the date of this prospectus, no performance information is available.

  To obtain current yield information call 1-800-847-5397.

  EXPENSES

  This section describes the fees and expenses you would pay if you bought and held shares of the Fund. Annual Fund Operating Expenses are estimated based on the Fund's fiscal year ending 2/28/2003.

  You pay no shareholder transaction fees.

  Annual Fund Operating Expenses (expenses that are deducted from Fund assets)

Management Fees	12b-1 Fees	Other Expenses	Total Fund Operating Expenses (Before Waiver)	Total Fund Operating Expenses (After Waiver) *
0.30%	0.00%	0.10%	0.40%	0.18%

  * EIMC has agreed to waive the management fee and/or reimburse expenses for a period of one year beginning in June 2002 in order to limit the Fund's Total Fund Operating Expenses so that they do not exceed, in the aggregate, the Fund's Total Fund Operating Expenses (After Waiver) listed above.

  The table below shows the total expenses you would pay on a $10,000 investment over one- and three-year periods. The example is intended to help you compare the cost of investing in this Fund versus other mutual funds and is for illustration only. The examples assume a 5% average annual return, the imposition of any fee waivers or expense reimbursements in effect for the periods described above and that you reinvest all of your dividends and distributions. Your actual costs may be higher or lower.

  Example of Fund Expenses

After:
1 year	$ 18
3 years	$ 106

  THE FUND'S INVESTMENT ADVISOR

  An investment advisor manages a Fund's investments and supervises its daily business affairs. The investment advisor for the Evergreen Funds is a subsidiary of Wachovia Corporation (formerly First Union Corporation), the fourth largest bank holding company in the United States, with over $320.5 billion in consolidated assets as of 1/31/2002. Wachovia Corporation is located at 301 South College Street, Charlotte, North Carolina 28288-0013.

  Evergreen Investment Management Company, LLC (EIMC) is the investment advisor to the Fund. EIMC has been managing mutual funds and private accounts since 1932 and manages over $102 billion in assets for 129 of the Evergreen and Wachovia Funds as of 1/2/2002. EIMC is located at 200 Berkeley Street, Boston, Massachusetts 02116-5034.

  The Fund will pay EIMC an annual contractual advisory fee of 0.30% based on the Fund's average daily net assets.

  CALCULATING THE SHARE PRICE

  The value of one share of the Fund, also known as the net asset value, or NAV, is calculated on each day the New York Stock Exchange is open at 5:00 p.m. Eastern time. The Fund calculates the share price for each share by adding up its total assets, subtracting all liabilities, then dividing the result by the total number of shares outstanding. Each class of shares is calculated separately. Each security held by the Fund is valued on an amortized cost basis according to Rule 2a-7 under the Investment Company Act of 1940. Under this method of valuation, a security is initially valued at its acquisition cost, and thereafter a constant straightline amortization of any discount or premium is assumed each day regardless of the impact of fluctuating interest rates on the market value of the security.

  The price per share you pay for a Fund purchase or the amount you receive for a Fund redemption is based on the next price calculated after the order is received and all required information is provided. The value of your account at any given time is the latest share price multiplied by the number of shares you own.

  HOW TO CHOOSE AN EVERGREEN FUND

  When choosing an Evergreen Fund, you should:

    Most importantly, read the prospectus to see if the Fund is suitable for you.
    Consider talking to an investment professional. He or she is qualified to give you investment advice based on your investment goals and financial situation and will be able to answer questions you may have after reading the Fund's prospectus. He or she can also assist you through all phases of opening your account.
    Request any additional information you want about the Fund, such as the Statement of Additional Information (SAI) by calling 1-800-343-2898.

  HOW TO BUY SHARES

  Institutional shares are sold without a front-end or deferred sales charge. The minimum initial investment is $1 million, which may be waived in certain situations. There is no minimum amount required for subsequent purchases.

  Institutional shares are only offered to investment advisory clients of an investment advisor of an Evergreen Fund (or the advisor's affiliates) and through special arrangements entered into on behalf of the Evergreen Funds with certain financial service firms.

  The Cash Management Funds are intended for investment primarily by institutional customers of banks, certain broker-dealers and other financial institutions. It is expected that the Cash Management Funds may be particularly suitable for corporate cash managers, municipalities, or other public entities.

  Purchase orders will be accepted for execution at the next NAV calculation time after the order is placed, provided that the order is properly submitted and received by Evergreen Funds. NAV calculation time for the Fund is 5:00 p.m. Eastern time.

  Purchase orders received after such time will be processed at the next day's NAV. A purchase order is considered properly submitted when the transfer agent has received proper notice of the order and federal funds have been received by Evergreen Funds at the applicable fund's designated wire bank. All purchases must be made by federal funds. Checks and Automated Clearing House System (ACH) payments will not be accepted.

  Short-term or excessive trading into and out of the Fund may harm performance by disrupting portfolio management strategies and by increasing expenses. Accordingly, the Cash Management Funds may reject any purchase orders, including exchanges, particularly from market timers or investors who, in Cash Management Funds opinion, have a pattern of short-term or excessive trading or whose trading has been or may be disruptive to the Cash Management Funds. For these purposes, Evergreen Funds may consider an investor's trading history in that Fund or other Cash Management Funds, and accounts under common ownership or control.

Method	Opening an Account	Adding to an Account
By Phone or Wire	Call 1-800-847-5397 to set up an account and get wiring instructions.	Call your investment professional or call Evergreen Funds directly at 1-800-847-5397. *
By Exchange
    Complete an account application and mail to:

    Postal Service Address:

    Evergreen Service Company, LLC
    P.O. Box 8400
    Boston, MA 02266-8400

    Overnight Address:

    Evergreen Service Company, LLC
    200 Berkeley St.
    Boston, MA 02116-5034

    You can make an additional investment by exchange from an existing Evergreen Cash Management account by contacting your investment professional. †
    You can only exchange shares within the same class of the Evergreen Cash Management Funds.
    There is no sales charge or rdemption fee when exchanging funds within the Evergreen Cash Management Funds.
    Exchanges between accounts which do not have identical ownership must be made in writing with a signature guarantee. (See "Exceptions: Redemption Requests That Require A Signature Guarantee" on the next page.)

  † Once you have authorized either the telephone exchange or redemption service, anyone with a Personal Identification Number (PIN) and the required account information (including your broker) can request a telephone transaction in your account. All calls are recorded and may be monitored for verification, recordkeeping and quality-assurance purposes. The Evergreen Funds reserve the right to terminate the exchange privilege of any shareholder who exceeds the listed maximum number of exchanges.

  * Orders should be placed as early in the day as possible and advance notice of large purchase provided to Evergreen Funds at 1-800-847-5397.

  HOW TO REDEEM SHARES

  Redemption orders will be processed at the next NAV calculation time after the order is placed, provided that the order is properly submitted and received by Evergreen Funds. NAV calculation time for the Fund is 5:00 p.m. Eastern time.

  Redemption orders received after such time will be processed at the next day's NAV. Payment for redeemed shares is normally made by Federal Reserve wire to the commercial bank designated on your account application.

  Short-term or excessive trading into and out of the Fund may harm performance by disrupting portfolio management strategies and by increasing expenses. Accordingly, the Cash Management Funds may reject any purchase orders, including exchanges, particularly from market timers or inestors who, in Cash Management Funds opinion, have a pattern of short-term or excessive trading or whose trading has been or may be disruptive to the Cash Management Funds. For these purposes, Evergreen Funds may consider an investor's trading history in that Fund or other Cash Management Funds, and accounts under common ownership or control.

Methods	Requirements
Call Us *
    Call your investment professional or call Evergreen Funds directly at 1-800-847-5397 between 8 a.m. and 6 p.m. Eastern time, on any business day. †
    All telephone calls are recorded and may be monitored for your protection. We are not responsible for acting on telephone orders we believe are genuine.
    See "Exceptions: Redemption Requests That Require a Signature Guarantee" below for requests that must be signature guaranteed.

Write Us
    You can mail a redemption request to:

    Postal Service Address:

    Evergreen Service Company, LLC
    P.O. Box 8400
    Boston, MA 02266-8400

    Overnight Address:

    Evergreen Service Company, LLC
    200 Berkeley St.
    Boston, MA 02116-5034

    Your letter of instructions must:
      list the Fund name and the account number
      indicate the number of shares or dollar value you wish to redeem be signed by the registered owner(s).
    See "Exceptions: Redemption Requests That Require a Signature Guarantee" below for requests that must be signature guaranteed.

Redeem Your Shares in Person	You may also redeem your shares through participating broker-dealers by delivering a letter as described above to your broker-dealer. A fee may be charged for this service.

  † The Fund's shares may be made available through financial service firms which are also investment dealers and which have a service agreement with EDI. The Fund has approved the acceptance of purchase and repurchase request orders effective as of the time of their receipt by certain authorized financial intermediaries or their designees. Evergreen reserves the right to adjust the closing time to coincide with an earlier closing of the New York Stock Exchange or due to other unusual circumstances.

  * Once you have authorized either the telephone exchange or redemption service, anyone with a Personal Identification Number (PIN) and the required account information (including your broker) can request a telephone transaction in your account. All calls are recorded and may be monitored for verification, recordkeeping and quality-assurance purposes. The Evergreen Funds reserve the right to terminate the exchange privilege of any shareholder who exceeds the listed maximum number of exchanges.

  Timing of Proceeds

  Normally, we will send your redemption proceeds on the next business day after we receive your request; however, we reserve the right to wait up to seven business days to redeem any investments made by check and five business days for investments made by Automated Clearing House transfer. We also reserve the right to redeem in kind, under certain circumstances, by paying you the proceeds of a redemption in securities rather than in cash, and to redeem the remaining amount in the account if your redemption brings the account balance below the initial minimum amount.

  Exceptions: Redemption Requests That Require A Signature Guarantee

  To protect you and the Evergreen Funds against fraud, certain redemption requests must be made in writing with your signature guaranteed. A signature guarantee can be obtained at most banks and securities dealers. A notary public is not authorized to provide a signature guarantee. The following circumstances require signature guarantees:

    You want the proceeds transmitted into a bank account not listed on the account.
    You want the proceeds payable to anyone other than the registered owner(s) of the account.
    Either your address or the address of your bank account has been changed within 30 days.
    Redemption requests should be placed as early in the day as possible and advance notice of large redemptions provided to Evergreen Funds at 1-800-847-5397.

  Who Can Provide A Signature Guarantee:

    Commercial Bank
    Trust Company
    Savings Association
    Credit Union
    Member of a U.S. stock exchange

  THE TAX CONSEQUENCES OF INVESTING IN THE FUND

  You may be taxed in two ways:

    On Fund distributions (dividends and capital gains).
    On any profit you make when you sell any or all of your shares.

  Fund Distributions

  A mutual fund passes along to all of its shareholders the net income or profits it receives from its investments. The shareholders of the fund then pay any taxes due, whether they receive these distributions in cash or elect to have them reinvested. The Fund will distribute two types of taxable income to you:

    Dividends. The Fund generally delcares dividends on each business day and pays dividends monthly. Dividends are paid on shares for which proper payment has been received. Dividends payable up to the date of redemption on redeemed shares will normally be paid by wire transfer on the next dividend payment date. However, if all of the shares of your account are redeemed, you will receive dividends payable up to the date of redemption with the proceeds of the redemption.
    Capital Gains. The Fund generally distributes net realized capital gains (including net short-term capital), if any, annually. The Fund does not expect to realize any long-term gains or losses. Short-term capital gains reflect securities held by the Fund for a year or less and are considered ordinary income just like dividends. Profits on securities held longer than 12 months are considered long-term capital gains and are taxed at a special tax rate (20% for most taxpayers).

  Dividend and Capital Gain Distributions

  Unless you choose otherwise on the account application, all dividends will be reinvested. Distribution checks that are returned and distribution checks that are uncashed when the shareholder has failed to respond to mailings from the shareholder servicing agent will automatically be reinvested to buy additional shares. No interest will accrue on amounts represented by uncashed distribution or redemption checks. We will send you a statement each January with the federal tax status of dividends and distributions paid by the Fund during the previous calendar year.

  Profits You Realize When You Redeem Shares

  When you sell shares in a mutual fund, whether by redeeming or exchanging, you have created a taxable event. Investments in money market funds typically do not generate capital gains. Remember, an exchange is a purchase and a sale for tax purposes.

  Tax Reporting

  Evergreen Service Company, LLC provides you with a tax statement of your dividend and capital gains distributions for each calendar year on Form 1099 DIV. Proceeds from a sale are reported on Form 1099B. You must report these on your tax return. Since the IRS receives a copy as well, you could pay a penalty if you neglect to report them.

  FEES AND EXPENSES OF THE FUND

  Every mutual fund has fees and expenses that are assessed either directly or indirectly. This section describes each of those fees.

  Management Fee

  The management fee pays for the normal expenses of managing the Fund, including portfolio manager salaries, research costs, corporate overhead expenses and related expenses.

  Other Expenses

  Other expenses include miscellaneous fees from affiliated and outside service providers. These may include legal, audit, custodial and safekeeping fees, the printing and mailing of reports and statements, automatic reinvestment of distributions and other conveniences for which the shareholder pays no transaction fees.

  Total Fund Operating Expenses

  The total cost of running the Fund is called the expense ratio. As a shareholder, you are not charged these fees directly; instead they are taken out before the Fund's net asset value is calculated, and are expressed as a percentage of the Fund's average daily net assets. The effect of these fees is reflected in the performance results for that share class. Because these fees are "invisible," investors should examine them closely in the prospectus, especially when comparing one fund with another fund in the same investment category. There are three things to remember about expense ratios: (i) your total return in the Fund is reduced in direct proportion to the fees; (ii) expense ratios can vary greatly between funds and fund families, from under 0.25% to over 3.00%; and (iii) a Fund's investment advisor may waive a portion of the Fund's expenses for a period of time, reducing its expense ratio.

  Investor Services
  Call 1-800-847-5397

  Monday through Friday, 8 a.m. to 6 p.m. Eastern time to
    buy, redeem or exchange shares
    order applications
    get assistance with your account

  Information Line for Hearing and Speech Impaired (TTY/TDD)
  Call 1-800-343-2888

  Monday through Friday, 8 a.m. to 6 p.m. Eastern time

  Write us a letter
  Evergreen Service Company, LLC
  P.O. Box 8400
  Boston, MA 02266-8400
    to buy, redeem or exchange shares
    to change the registration on your account
    for general correspondence

  For express, registered or certified mail
  Evergreen Service Company, LLC
  200 Berkeley St.
  Boston, MA 02116-5034

  Visit us on-line
  www.evergreeninvestments.com

  Regular communications you will receive
  Account Statements - You will receive quarterly statements for each Fund you invest in. Please review and promptly notify Evergreen of any inaccuracies.

  Confirmation Notices - A confirmation of your transaction, other than SIP and SWP, is sent within five days. Please review and promptly notify Evergreen of any inaccuracies.

  Annual and Semi-annual reports - You will receive a detailed financial report on each Fund you invest in twice a year.

  Tax Forms - Each January you will receive any Fund tax information you need to include with your tax returns as well as the Evergreen Tax Information Guide.

  For More Information About the Evergreen Prime Cash Management Money Market Fund, Ask for:

  The Statement of Additional Information (SAI), which contains more detailed information about the policies and procedures of the Fund. The SAI has been filed with the Securities and Exchange Commission (SEC) and its contents are legally considered to be part of this prospectus.

  For questions, other information, or to request a copy, without charge, of the SAI, call 1-800-343-2898 or ask your investment professional. We will mail material within three business days.

  Information about the Fund (including the SAI) is also available on the SEC's Internet website at http://www.sec.gov. Copies of this material may be obtained, for a duplication fee, by writing the SEC Public Reference Section, Washington D.C. 20549-6009, or by electronic request at the following e-mail address: publicinfo@sec.gov. This material can also be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. For more information about the operation of the Public Reference Room, call the SEC at 1-202-942-8090.

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